Exhibit (4)(d)

INVESTMENT ADVISORY AND ADMINISTRATION CONTRACT

This investment advisory and administration contract (“Contract”) is made as of May 23, 2018 between UBS SERIES FUNDS, a Delaware statutory trust (“Trust”), and UBS ASSET MANAGEMENT (AMERICAS) INC. (“UBS AM”), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and offers for public sale a distinct series of shares of beneficial interest, UBS Ultra Short Income Fund (the “Fund”); and

WHEREAS, the Trust desires to retain UBS AM as investment adviser and administrator to furnish certain administrative, investment advisory and portfolio management services to the Fund, and UBS AM is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed between the parties hereto as follows:

1. Appointment. The Trust hereby appoints UBS AM as investment adviser and administrator of the Fund for the period and on the terms set forth in this Contract. UBS AM accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties as Investment Adviser.

(a) Subject to the supervision of the Trust’s Board of Trustees (“Board”), and consistent with the Fund’s investment objective, policies, and restrictions as provided in the Trust’s currently effective registration statement and any amendments or supplements thereto (“Registration Statement”), UBS AM will provide a continuous investment program for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund. UBS AM will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. UBS AM will be responsible for placing purchase and sell orders for investments and for other related transactions.

(b) UBS AM agrees that in placing orders with brokers, it will attempt to obtain the best net result in terms of price and execution; provided that, on behalf of the Fund, UBS AM may, in its discretion, use brokers who provide the Fund with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Fund, and UBS AM may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to UBS AM determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of UBS AM to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. In no instance will portfolio securities be purchased from or sold to UBS AM or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder, or the terms of any applicable exemptive order. To the extent permitted by laws and regulations, UBS AM may aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by UBS AM or its affiliates. Whenever UBS AM simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by UBS AM, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account and consistent with UBS AM’s fiduciary obligations to the Fund. The Trust recognizes that in some cases this procedure may adversely affect the results obtained for the Fund.

(c) UBS AM will oversee the maintenance of all books and records required to be maintained by UBS AM pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to the transactions of the Fund, and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, UBS AM hereby agrees that all records which it maintains for the Trust and the Fund are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Trust and which are required to be maintained and preserved by Rule 31a-1 and Rule 31a-2 under the 1940 Act, and further agrees to surrender promptly to the Trust any records which it maintains for the Trust upon request by the Trust.

(d) The Trust hereby authorizes UBS AM and any entity or person associated with UBS AM which is a member of a national securities exchange to effect any transaction on such exchange for the account of the Fund, which transaction is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Trust hereby consents to the retention of compensation by UBS AM or any person or entity associated with UBS AM.

(e) In accordance with procedures adopted by the Board, as amended from time to time, UBS AM is responsible for assisting in the valuation (including fair valuation, if necessary) of all portfolio securities and will attempt to arrange for the provision of a price(s) from a party(ies) independent of UBS AM for each portfolio security for which the custodian does not obtain prices in the ordinary course of business from an automated pricing service.

3. Duties as Administrator. UBS AM will administer the affairs of the Fund subject to the supervision of the Board and the following understandings:

(a) UBS AM will supervise all aspects of the operations of the Fund, including oversight of transfer agency, custodial and accounting services, except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust with respect to the Fund.

(b) UBS AM will provide the Trust for the benefit of the Fund with such corporate, administrative and clerical personnel (including officers of the Trust) and services as are reasonably deemed necessary or advisable by the Board, including the maintenance of certain books and records of the Fund.

(c) UBS AM will arrange, but not pay, for the periodic preparation, updating, filing and dissemination (as applicable) of the following documents of the Trust with respect to the Fund: the Trust’s Registration Statement, proxy material, tax returns and required reports to the Fund’s shareholders and the Securities and Exchange Commission and (“SEC”) other appropriate federal or state regulatory authorities.

(d) UBS AM will provide the Fund with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

(e) UBS AM will provide the Board, on a regular basis, with economic and investment analyses and reports and make available to the Board upon request any economic, statistical and investment services normally available to institutional or other customers of UBS AM.

(f) UBS AM has adopted compliance policies and procedures reasonably designed to prevent violations of the Advisers Act, and the rules thereunder, has provided the Trust with a copy of such compliance policies and procedures (and will provide the Trust with any material amendments thereto) and agrees to assist the Trust in complying with the Trust’s compliance program adopted pursuant to Rule 38a-1 under the 1940 Act, to the extent applicable.

4. Further Duties. In all matters relating to the performance of this Contract, UBS AM will act in conformity with the Trust’s Trust Instrument, By-Laws and Registration Statement and with the instructions and directions of the Board, and will comply with the requirements of the 1940 Act, the Advisers Act, and the rules under each, Subchapter M of the Internal Revenue Code as applicable to regulated investment companies, and all other applicable federal and state laws and regulations.

5. Subadvisers. Subject to the provisions of the 1940 Act and any applicable exemptions thereto, UBS AM is authorized, but is under no obligation, to enter into sub-advisory agreements (the “Sub-Advisory Agreements”) with one or more subadvisers (each a “Subadviser”) to provide investment advisory services to the Fund. Each Subadviser shall have investment discretion with respect to the assets of the Fund assigned to that Subadviser by UBS AM. Consistent with the provisions of the 1940 Act and any applicable exemption thereto, UBS AM may enter into Sub-Advisory Agreements or amend Sub-Advisory Agreements without the approval of the shareholders of the Fund.

6. Delegation of UBS AM’s Duties as Administrator. With respect to the Fund, UBS AM may enter into one or more contracts (“Sub-Administration Contract”) with a sub-administrator in which UBS AM delegates to such sub-administrator any or all its duties specified in Paragraph 3 of this Contract, provided that each Sub-Administration Contract imposes on the sub-administrator bound thereby all applicable duties and conditions to which UBS AM is subject by Paragraphs 3 and 4 of this Contract, and further provided that each Sub-Administration Contract meets all requirements of the 1940 Act and rules thereunder.

7. Centralized Functions; Use of Data. UBS AM is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “UBS Group”). The UBS Group may centralize functions, including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized

Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, each of the Trust and the Fund consents to the disclosure of, and authorizes UBS AM to disclose, information regarding the Trust, the Fund and their respective accounts (“Customer-Related Data”) to the UBS Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information. In addition, the UBS Group may aggregate Customer-Related Data with other data collected and/or calculated by the UBS Group, and the UBS Group will own all such aggregated data, provided that the UBS Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with either the Trust or the Fund.

8. Services Not Exclusive. The services furnished by UBS AM hereunder are not to be deemed exclusive, and UBS AM shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby. Nothing in this Contract shall limit or restrict the right of any director, officer or employee of UBS AM who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

9. Expenses.

(a) During the term of this Contract, the Fund will bear all expenses not specifically assumed by UBS AM incurred in its operations and the offering of its shares.

(b) Expenses borne by the Fund will include but will not be limited to the following: (i) the cost (including brokerage commissions, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (ii) fees payable to and expenses incurred on behalf of the Fund by UBS AM under this Contract; (iii) expenses of organizing the Trust and the Fund, including the organizational and other expenses incurred in connection with the initial offering of any new share classes of the Fund; (iv) filing fees and expenses relating to the registration and qualification of the Fund’s shares under federal and/or state securities laws and maintaining such registrations and qualifications; (v) fees and salaries payable to the Trust’s Trustees who are not interested persons by reason of affiliation with UBS AM or any of UBS AM’s affiliates (“Unaffiliated Trustees”); (vi) all expenses incurred in connection with the Unaffiliated Trustees’ services, including travel expenses; (vii) taxes (including any income or franchise taxes) and governmental fees; (viii) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (ix) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or the Fund for violation of any law; (x) legal, accounting and auditing expenses, including legal fees of special counsel for the Unaffiliated Trustees; (xi) charges of custodians, transfer agents and other agents (including lending agents); (xii) costs of preparing share certificates; (xiii) expenses of setting in type and printing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials for existing shareholders and costs of mailing such materials to existing shareholders; (xiv) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its officers, Trustees, agents and shareholders) incurred by the Trust or the Fund; (xv) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xvi) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xvii) the cost of investment company literature and other publications provided by the Trust to its Trustees and officers; (xviii) costs of mailing, stationery and communications equipment; (xix) expenses incident to any dividend, withdrawal or redemption options; (xx) charges and expenses of any outside pricing service used to value portfolio securities; and (xxi) interest on borrowings of the Fund.

(c) The Fund may pay directly any expenses incurred by it in its normal operations; and, if any such payment is consented to by UBS AM and acknowledged as otherwise payable by UBS AM pursuant to this Contract, the Fund may reduce the fee payable to UBS AM pursuant to Paragraph 10 thereof by such amount. To the extent that such deductions exceed the fee payable to UBS AM on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.

(d) UBS AM will assume the cost of any compensation for services provided to the Trust received by the officers of the Trust and by those Trustees who are interested persons by reason of affiliation with UBS AM.

(e) The payment or assumption by UBS AM of any expenses of the Fund that UBS AM is not required by this Contract to pay or assume shall not obligate UBS AM to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

10. Compensation.

(a) For the administrative services provided pursuant to this Contract, the Fund shall pay to UBS AM a fee, computed daily and paid monthly, at an annual rate of 0.10% of the Fund’s average daily net assets.

(b) For the investment advisory services provided pursuant to this Contract, the Fund shall pay to UBS AM a fee, computed daily and paid monthly, at an annual rate of 0.20% of the Fund’s average daily net assets.

(c) Each fee shall be computed daily and paid monthly to UBS AM on or before the first business day of the next succeeding calendar month.

(d) If this Contract becomes effective or terminates before the end of any month, the fee for the period from the effective day to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

11. Limitation of Liability of UBS AM. UBS AM, its officers, directors, employees and delegates, including any Sub-Administrator to the Fund, shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or any of its shareholders, in connection with the matters to which this Contract relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it or on the part of its officers, directors, employees or delegates of their obligations and duties under this Contract. Any person, even though also an officer, director, employee, or agent of UBS AM who may be or become an officer, Trustee, employee or agent of the Trust shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to or acting solely for the Fund and not as an officer, director, employee, or agent or one under the control or direction of UBS AM even though paid by it.

12. Limitation of Liability of the Trustees, Officers and Shareholders of the Trust. The Trustees and officers of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Fund or the Trust under this Contract, and UBS AM agrees that, in asserting any rights or claims under this Contract, it shall look only to the assets and property of the Trust in settlement of such right or claim, and not to such Trustees, officers or shareholders.

13. Duration and Termination.

(a) This Contract shall become effective upon the date hereabove written provided that, with respect to the Fund, this Contract shall not take effect unless it has first been approved (i) by the Board, including a vote of a majority of those Trustees who are not parties to this Contract or interested persons of any such party (“Independent Trustees”) cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding voting securities.

(b) Unless sooner terminated as provided herein, this Contract shall continue in effect for two years from the above written date. Thereafter, if not terminated, this Contract shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or, with respect to the Fund, by vote of a majority of the outstanding voting securities of the Fund.

(c) Notwithstanding the foregoing, with respect to the Fund, this Contract may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to UBS AM or by UBS AM at any time, without the payment of any penalty, on sixty days’ written notice to the Trust. This Contract will automatically terminate in the event of its assignment.

14. Amendment of this Contract. Provisions of this Contract may be amended subject to the provisions of the 1940 Act, as modified or interpreted by an applicable order of the SEC or any regulation adopted by the SEC, or interpretative release or no-action letter of the Commission or its staff. Accordingly, approval of an amendment by shareholders would be necessary only to the extent required by the 1940 Act as so modified or interpreted. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Contract shall be effective until approved by vote of a majority of the Fund’s outstanding voting securities if such approval is necessary.

15. Governing Law. This Contract shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

16. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “national securities exchange,” “net assets,” “prospectus,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC. Where the effect of a requirement of the 1940 Act reflected in any provision of this Contract is relaxed by a rule, regulation, order or other action of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order or other action.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers as of the day and year first above written.

UBS SERIES FUNDS

Attest: /s/ Eric Sanders	By: /s/ Keith A. Weller
Name: Eric Sanders	Name: Keith A. Weller
Title: Vice President and Assistant Secretary	Title: Vice President and Assistant Secretary

UBS ASSET MANAGEMENT (AMERICAS) INC.

Attest: /s/ Nancy D. Osborn	By: /s/ William T. MacGregor
Name: Nancy D. Osborn	Name: William T. MacGregor
Title: Director	Title: Executive Director